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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
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☑ Definitive Proxy Statement
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Grant Prideco, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 1, 2007

Dear Grant Prideco Stockholder:

You are cordially invited to join us at the 2007 Annual Meeting of Stockholders of Grant Prideco to be held at 11:30 a.m. on Thursday, May 17, 2007. The Annual Meeting will be held at the Crowne Plaza Houston North Greenspoint (formerly Hotel Sofitel), St. Tropez Ballroom, 425 N. Sam Houston Parkway East, Houston, Texas 77060.

This year you will be asked to vote on one proposal:  the election of directors. The proposal is more fully explained in the attached proxy statement, which we encourage you to read.

Whether or not you plan to attend the Annual Meeting, we strongly encourage you to vote your shares on the enclosed proxy card and return your signed proxy card at your earliest convenience. Thank you for your cooperation.

Sincerely,

Michael McShane
President and Chief Executive Officer

GRANT PRIDECO

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 17, 2007

Time:	11:30 a.m. (Houston time)

Place:	Crowne Plaza Houston North Greenspoint, St. Tropez Ballroom, 425 N. Sam Houston Parkway East, Houston, Texas 77060

Matters to Be Voted On:

1. Election of eight directors to hold office for a one-year term; and

2. Any other matters that may properly come before the meeting.

Your Board of Directors recommends that you vote in favor of each of the matters to be voted upon.

Your Board of Directors has set March 28, 2007 as the record date for the Annual Meeting. Only those stockholders who are holders of record of our common stock at the close of business on March 28, 2007 will be entitled to vote at the Annual Meeting. A complete list of these stockholders will be available for examination at the Annual Meeting and at our principal executive offices at 400 N. Sam Houston Parkway East, Suite 900, Houston, Texas 77060 for a period of ten days prior to the Annual Meeting.

You are cordially invited to join us at the Annual Meeting. However, to ensure your representation at the Annual Meeting, we request that you return your signed proxy card at your earliest convenience, whether or not you plan to attend the Annual Meeting. Your proxy will be returned to you if you are present at the Annual Meeting and request us to return your proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Philip A. Choyce
Vice President, General Counsel and
Corporate Secretary

GRANT PRIDECO, INC.

PROXY STATEMENT

Date:	Thursday, May 17, 2007

Time:	11:30 a.m. (Houston time)

Place:	Crowne Plaza Houston North Greenspoint, St. Tropez Ballroom, 425 N. Sam Houston Parkway East, Houston, Texas 77060

Agenda:	One proposal numbered as follows:

Proposal 1: Election of eight nominees as directors of the Company. Your Board of Directors recommends that you vote FOR each of the nominees for director.

Who Can Vote:	All holders of record of our common stock at the close of business on March 28, 2007, are entitled to vote. Holders of the common stock are entitled to one vote per share at the Annual Meeting. The common stock is the only class of our securities that is entitled to vote at the Annual Meeting.

Broker Discretionary Authority:	Under the Rules of the New York Stock Exchange, if you hold your shares through a bank or broker, your broker is permitted to vote your shares on Proposal One, even if the broker does not receive instructions from you.

Proxies Solicited By:	Your vote and proxy are being solicited by our Board of Directors for use at the Annual Meeting. This Proxy Statement and enclosed proxy card is being sent on behalf of our Board of Directors to all stockholders beginning on or about April 6, 2007. By completing, signing and returning your proxy card, you will authorize the persons named on the proxy card to vote your shares according to your instructions.

Proxies and Voting Requirements:	A plurality of the votes is necessary to approve each director nominee. Only votes “for” and “against” affect the outcome. Abstentions are not counted for purposes of determining the outcome of director elections. If you do not indicate how you wish to vote for one or more of the nominees for director, the persons named on the proxy card will vote FOR election of all the nominees for director. If you “withhold” your vote for any of the nominees, this will be counted as a vote AGAINST that nominee

Revoking Your Proxy:	You can revoke your proxy by:

• writing to the Corporate Secretary (at 400 N. Sam Houston Parkway East, Suite 900, Houston, Texas 77060) before the Annual Meeting;

• voting again via mail; or

• casting your vote in person at the Annual Meeting.

Your last vote will be the vote that is counted.

Quorum:	As of March 28, 2007, there were127,421,700 shares of common stock issued and outstanding. The holders of the common stock have the right to cast one vote for each share held by them. The presence, in person or by proxy, of stockholders entitled to cast at least 63,710,850 votes constitutes a quorum for adopting the proposals at the Annual Meeting. If you have properly signed and returned your proxy card by mail, you will be considered part of the quorum, and the persons named on the proxy card will vote your shares as you have instructed them. If a broker holding your shares in “street” name indicates to us on a proxy card that the broker lacks discretionary authority to vote your shares, we will not consider your shares as present and entitled to vote for any purpose.

Multiple Proxy Cards:	If you receive multiple proxy cards, this indicates that your shares are held in more than one account, such as two brokerage accounts, and are registered in different names. You should vote each of the proxy cards to ensure that all of your shares are voted.

Costs of Proxy Solicitation:	Some of our directors, officers and employees may solicit proxies personally, by telephone or mail without any additional compensation. Proxy materials also will be furnished without cost to brokers and other nominees to forward to the beneficial owners of shares held in their names.

Questions:	You may call Grant Prideco’s Investor Relations Department at (281) 878-8000 if you have any questions.

PLEASE VOTE — YOUR VOTE IS IMPORTANT

PROPOSAL NO. 1 ON THE PROXY CARD — ELECTION OF DIRECTORS

The Company’s Nominating and Corporate Governance Committee and Board of Directors have unanimously nominated the following eight individuals as directors:

Name	Age	Director Since

David J. Butters	66	2001
Eliot M. Fried	74	2000
Dennis R. Hendrix	67	2003
Harold E. Layman	60	2003
Michael McShane	53	2002
Robert K. Moses, Jr.	67	2000
Joseph E. Reid	78	2003
David A. Trice	59	2003

Each of the nominees named above is a current director of the Company with his term of office as director expiring on the date of the Annual Meeting. If elected, each nominee will serve an additional one-year term as director. One of our current directors, Mr. Sheldon Lubar, has informed the Board that he intends to retire as a director of the Company effective as of the date of the Annual Meeting. Thus, Mr. Lubar was not included as a director nominee with respect to the election of directors.

The persons named on the proxy card will vote for all of the nominees for director listed unless you withhold authority to vote for one or more of the nominees. The nominees receiving a plurality of votes cast at the Annual Meeting will be elected as directors. Abstentions and broker non-votes will not be treated as a vote for or against any particular nominee and will not affect the outcome of the election of directors.

All of our nominees have consented to serve as directors. Our Board of Directors has no reason to believe that any of the nominees will be unable to act as a director. However, if any director is unable to stand for re-election, the Board will designate a substitute. If a substitute nominee is named, the persons named on the proxy card will vote for the election of the substitute nominee.

THE BOARD RECOMMENDS THAT YOU VOTE IN FAVOR OF EACH NOMINEE FOR DIRECTOR.

Director Nominee Biographies

David J. Butters is a Managing Director of Lehman Brothers, Inc., an investment banking company, where he has been employed for more than the past five years. Mr. Butters is currently Chairman of the Board of Directors of GulfMark Offshore, Inc. and a director of Weatherford International Ltd.

Eliot M. Fried served as a Managing Director of Lehman Brothers, Inc. until his retirement in 2000. Mr. Fried had been a member of the Lehman Brothers Investment Committee for nine years and was also a member of the Lehman Brothers Commitment Committee and Fairness Opinion Committee. Mr. Fried joined Shearson Hayden Stone Inc., a predecessor firm to Lehman Brothers, Inc., in 1976 and became a Managing Director in 1982. Mr. Fried is also a director of Axsys Technologies, Inc. and Blount International, Inc.

Dennis R. Hendrix served as Chairman of the Board of Directors of PanEnergy Corp. until his retirement in 1997, and as PanEnergy’s Chief Executive Officer from November 1990 until April 1995. Mr. Hendrix was President and Chief Executive Officer of Texas Eastern Corporation from 1986 to 1989. Mr. Hendrix serves as a director of Newfield Exploration Company, Spectra Energy Corp and Allied Waste Industries, Inc.

Harold E. Layman is President of River Bend Management Group of Florida. Mr. Layman served as President and Chief Executive Officer of Blount International, Inc. from March 2001 until his retirement in August 2002. Prior to such time, Mr. Layman served in various executive positions at Blount, including President and Chief Operating Officer, Executive Vice President-Finance and Operations and Chief Financial Officer and Senior Vice President and Chief Financial Officer. From September 1988 until joining Blount in 1993, Mr. Layman served as

Senior Vice President-Finance and Administration of VME Group, N.V., The Hague, Netherlands. Mr. Layman is a director of Blount, GrafTech International Ltd and Infinity Property & Casualty Corp.

Michael McShane has served as a director and as our President and Chief Executive Officer since June 2002 and assumed the role of Chairman of the Board beginning in May 2004. Prior to joining Grant Prideco, Mr. McShane was Senior Vice President-Finance and Chief Financial Officer and director of BJ Services Company from 1998, and Vice President-Finance and Chief Financial Officer from 1990 to 1998. Mr. McShane joined BJ Services Company in 1987 from Reed Tool Company, where he was employed for seven years in various financial management positions. Mr. McShane is also a director of Complete Energy Services, Inc.

Robert K. Moses, Jr. has been a private investor, principally in the oil and gas exploration and oilfield services business in Houston, Texas, for more than the past five years. He served as Chairman of the Board of Weatherford Enterra, a predecessor to Weatherford International Ltd., from May 1989 to December 1992. He also serves on the board of Weatherford International Ltd.

Joseph E. Reid has been involved in the oil and gas business since 1956. From 1984 to 1986, he served as President and Chief Executive Officer of Meridian Oil, Inc. and from 1978 to 1982 he served as President and Chief Executive Officer of Superior Oil Company. Since 1986, Mr. Reid has been an oil and gas consultant. Mr. Reid serves as a director of Texas Regional Bancshares, Inc.

David A. Trice has served as President and Chief Executive Officer of Newfield Exploration Company since February 2000 and was elected Chairman of the Board of Newfield in September 2004. Prior to such time, Mr. Trice served as Newfield’s President and Chief Operating Officer from May 1999, and as its Vice President-Finance and International from July 1997. Prior to joining Newfield, Mr. Trice served as President and Chief Executive Officer and as a director of the Huffco Group from 1991 to July 1997. Mr. Trice is also a director of Newfield, Hornbeck Offshore Services, Inc. and New Jersey Resources, Inc.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Grant Prideco is committed to having sound corporate governance principles. Having such principles is essential to running Grant Prideco’s business efficiently and to maintaining Grant Prideco’s integrity in the marketplace. Grant Prideco’s Corporate Governance Guidelines adopted by the Board of Directors are available under the Investor Relations section of the Company’s website at www.grantprideco.com.

Board Independence

The Board has affirmatively determined that each of the current directors standing for re-election, except Mr. McShane, who serves as our Chairman and Chief Executive Officer, has no material relationship with Grant Prideco (either directly or as a partner, shareholder or officer of an organization that has a relationship with Grant Prideco) and is independent within the meaning of Grant Prideco’s director independence standards, which are consistent with the New York Stock Exchange (“NYSE”) director independence standards. In assessing director independence, the Board of Directors considered the relationships described below under “Certain Relationships and Related Transactions” and has determined that none of these relationships could impair the independence of such directors. In making this assessment, the Nominating and Corporate Governance Committee and the Board took into account the level of such transactions in relationship to Grant Prideco’s and each other party’s aggregate sales, the level of director involvement in such transactions and the ability of such directors to influence such transactions.

Code of Conduct

Grant Prideco’s Corporate Governance and Business Ethics Manual is applicable to each of its employees, including its executive, financial and accounting officers, and is available under the Investor Relations section of the Company’s website at www.grantprideco.com. Pursuant to the Corporate Governance Principles adopted by the Company’s Board of Directors, the policies described in this manual are also applicable to each of the Company’s directors.

Board Structure and Committee Composition

As of the date of this Proxy Statement, our Board has nine directors and the following three committees: (1) Audit, (2) Compensation and (3) Nominating and Corporate Governance. Committee membership is summarized below. The Board has determined that all of the members of its various Committees meet the independence requirements of the Securities and Exchange Commission and New York Stock Exchange. Each committee operates under a written charter adopted by the Board. All of the committee charters are available under the Investor Relations section of Grant Prideco’s website at www.grantprideco.com. During fiscal 2006, the Board held four meetings. Each director attended at least 75% of the aggregate of all Board meetings for which such director was eligible. Directors are encouraged to attend annual meetings of the Company’s stockholders and all current directors attended last year’s Annual Meeting.

The Company’s Corporate Governance Principles set forth age limitations for directors and require that a majority of our directors be independent in accordance with the requirements of the New York Stock Exchange and Securities and Exchange Commission. In addition, the Corporate Governance Principles provide that the Nominating and Corporate Governance Committee will seek to attain a diverse board and that any search by such committee or search firm to fill vacancies will seek to include diverse candidates from traditional and non-traditional pools. Other than these requirements, the Board has not defined any other minimum requirements for Board membership. In general, however, persons considered for Board positions must have demonstrated leadership capabilities, be of sound mind and high moral character, have no personal or financial interest that would conflict or appear to conflict with the interests of the Company and be willing and able to commit the necessary time for Board and committee service.

Audit Committee

Messrs. Layman (Chair), Butters, Lubar and Moses are the current members of the Audit Committee. The Audit Committee met five times during 2006 and each member attended at least 75% of the meetings during the periods that he served. The primary function of the Audit Committee is to serve as an independent and objective party that assists the Board in fulfilling its oversight responsibilities of the following matters:

•	the integrity of the Company’s financial reports;

•	assessment of the Company’s independent auditors qualifications and independence; and

•	assessment of the performance of the Company’s internal audit function.

The Board and Audit Committee have determined that Mr. Layman meets all of the requirements of an “Audit Committee Financial Expert” as defined by the rules and regulations of the Securities and Exchange Commission. The 2006 Report of our Audit Committee begins on page 13 of this Proxy Statement.

Compensation Committee

Messrs. Trice (Chair), Fried and Moses are the current members of the Compensation Committee. The Compensation Committee met twice during 2006 and all members attended all of the meetings during the periods that he served. The primary functions of the Compensation Committee are:

•	approving the compensation to be paid to the directors, officers and key employees; and

•	administering the compensation plans for the executive officers.

Nominating and Corporate Governance Committee

Messrs. Fried (Chair), Hendrix, Lubar and Reid are the current members of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice during 2006 and each member attended all of the meetings during the periods that he served. The primary functions of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become Board members;

•	select or recommend to the Board nominees for the next annual meeting of stockholders; and

•	develop and recommend to the Board a set of corporate governance principles applicable to the Company.

Non-Executive Sessions

Sessions of the non-management directors of the Board are held after each regularly scheduled meeting of the Board. The sessions are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-management director can request that an additional non-executive session be scheduled.

Communications with the Board

Any interested party may communicate with the Board, including the Chairman of our Nominating and Corporate Governance Committee, who chairs sessions of the non-management directors of the Board, and other non-management directors, by submitting such communication in writing c/o General Counsel and Corporate Secretary, Grant Prideco, Inc., 400 N. Sam Houston Pkwy. E., Suite 900, Houston, Texas 77060. Additional information relating to communications with directors can be found on the Investor Relations section of our web page located at www.grantprideco.com.

Director Compensation

Director compensation is evaluated and approved by the Compensation Committee. The Company does not pay directors who are also employees of the Company any additional compensation for their service as a director. Non-employee directors are compensated in cash, through the grant of long-term equity awards and participation in the Company’s Non-Employee Director Deferred Compensation Plan.

Director compensation levels are reviewed by the Compensation Committee annually. In determining director compensation, the Compensation Committee utilizes Pearl Meyer & Partners LLP (“PM&P”) to advise the Compensation Committee on various matters relating to director compensation. PM&P assists the Compensation Committee by providing comparative market data on compensation practices and programs based on an analysis of a peer group of companies selected by PM&P for this purpose.1

For 2006, the Compensation Committee set the following levels of cash compensation for directors, which the Compensation Committee believed was at the median level of compensation for the peer group of companies analyzed by PM&P:

Annual Retainer	$40,000
Board and Committee Meeting Fees (per meeting)	1,250
Audit Committee Chairman: Additional Retainer	15,000
Compensation Committee Chairman: Additional Retainer	10,000
Nominating & Corporate Governance Committee Chairman:
Additional Retainer	10,000

In February 2006, the Compensation Committee also awarded each director 2,500 shares of restricted stock, which vest on the first anniversary of the date of grant. The number of shares granted was based upon the fair market value on the date of grant and was designed to provide the directors with overall annual compensation within levels paid to the peer group of companies analyzed by PM&P.

1 For 2006, the peer group of companies selected by PM&P for purposes of analyzing director compensation consisted of BJ Services Co, Cooper Cameron Corporation, FMC Technologies, Inc., Hanover Compressor, National Oilwell Varco, Inc., Oil States International, Inc., Smith International, Inc., Superior Energy Services, Inc. and Weatherford International, Ltd.

The following chart provides information relating to compensation paid or accrued to non-employee directors during 2006:

Director Compensation

	Fees
	Earned or
	Paid in	Stock	Option	All Other
	Cash	Awards	Awards	Compensation	Total
Name	($)	($)	($)	($)	($)

	(1)	(2)	(3)	(4)	(5)
David J. Butters	55,000	89,425	43,947	8,925	197,297
Eliot M. Fried	65,000	89,425	43,947	9,750	208,122
Dennis Hendrix	49,000	89,425	43,947	8,625	190,997
Harold E. Layman	71,500	89,425	43,947	13,463	218,335
Sheldon B. Lubar	53,500	89,425	43,947	9,000	195,872
Robert K. Moses, Jr.	59,500	89,425	43,947	8,955	201,827
Joseph E. Reid	52,000	89,425	43,947	7,800	193,172
David A. Trice	62,000	89,425	43,947	9,300	204,672

(1)	Represents amounts paid for annual retainer fees, committee chairmanship fees and board and committee meeting fees. Amounts include fees deferred at the election of the director in the Company’s Non-Employee Director Deferred Compensation Plan (“NEDDC Plan”). Under our NEDDC Plan, each non-employee director may elect to defer up to 7.5% of any fees paid to such director. The deferred fees are converted into non-monetary units representing shares of common stock that could have been purchased with the deferred fees based on the market price of the common stock at the time of the deferral. If a non-employee director elects to defer at least 5% of his fees, we will make an additional contribution to the director’s account equal to the sum of (1) 7.5% of the director’s fees plus (2) the amount of fees deferred by the director. Subject to certain tax rules, our directors may generally determine when the funds will be distributed from the plan. The amount of the distribution will be equal to the number of units in the director’s account multiplied by the market price of the common stock at the time of distribution. Subject to Section 409A of the Internal Revenue Code, distributions are required to be made in our common stock upon the executive’s death, retirement or termination of employment.

(2)	Represents the annual accounting charge under FAS 123R relating to 2,500 shares of restricted stock that were awarded to the non-employee directors in February 2006. The restricted stock vested in February 2007. See Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a complete description of the FAS 123R valuation.

(3)	Represents the annual accounting charge under FAS 123R (without regard to forfeitures) relating to stock options that were granted to the non-employee directors in May 2003. Such options vested in May 2006. See Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a complete description of the FAS 123R valuation.

(4)	Represents Company contributions to each director’s NEDDC account during the applicable year.

(5)	Directors did not receive any non-equity incentive compensation, or earn any above-market earnings on non-qualified deferred compensation during 2006. Directors also do not participate in any pensions. Thus, no information is presented in the above table relating to these items.

Shareholder Recommendations for Directors

Our Board of Directors has not adopted any policies relating to the consideration of shareholder nominees for director. However, any shareholder wishing to recommend a candidate for director should submit the recommendation in writing to the Grant Prideco Nominating and Corporate Governance Committee, c/o Vice President and General Counsel, Grant Prideco, Inc., 400 N. Sam Houston Parkway East, Suite 900, Houston, Texas 77060. The written submission should contain: the name and address of the shareholder recommending the individual, as well as the individual’s name and address; a description of the nominating shareholder’s stock ownership and tenure as a stockholder; a description of all arrangements or understandings (if any) between the shareholder and the individual being recommended as a potential director; such information about the individual being recommended as would be required to be included in a proxy statement filed under then-current rules of the Securities and Exchange Commission and New York Stock Exchange; and an indication of the individual’s willingness to serve as a director of the Company.

Certain Relationships and Related Transactions

Three of our current directors (Messrs. Butters, Lubar and Moses), two of whom are also director nominees (Messrs. Butters and Moses), also serve on Weatherford International Ltd.’s Board of Directors. These directors do not constitute a majority of either Grant Prideco’s or Weatherford’s Board of Directors. During 2006, Weatherford purchased products from us aggregating approximately $42.0 million. Total sales to Weatherford represented approximately 2.3% of our aggregate revenues in 2006 and less than 1% of Weatherford’s aggregate 2006 revenues.

Our ReedHycalog division sells drill bits and other drilling tools worldwide to oil and gas operators, including Newfield Exploration Company. In addition, our Tubular Technology and Services division sells premium connections and tubular accessories to Newfield. Mr. Hendrix and Mr. Trice are both directors of Newfield and Mr. Trice is also Newfield’s Chairman, President and Chief Executive Officer. During 2006, Newfield purchased approximately $2.9 million of products from us, which represented less than 1% of our aggregate revenues during 2006 and less than 1% of Newfield’s aggregate 2006 revenues.

Policies and Procedures for Reviewing Related Party Transactions

Under our Corporate Compliance and Business Ethics Manual, no employee or director of the Company may have any investment or relationship with an outside organization that might put such person in a position that conflicts with our best interests. In general, we will enter into or ratify a “related party transaction” with an executive officer or director only when the Board of Directors, acting through the Nominating and Corporate Governance Committee, determines that the transaction with the officer or director is reasonable and fair to the Company. The Nominating and Corporate Governance Committee also will assess whether such transaction impairs the independence of such director. In general, a “related party transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest.

Under our Corporate Compliance and Business Ethics Manual, executive officers and directors are to report related party transactions to the Company when such transactions become known. In addition, the Company attempts to identify related party transactions by having its executive officers and directors complete director and officer questionnaires.

STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table shows the number and percentage of shares of common stock beneficially owned by our directors, executive officers named in our summary compensation table on page 26 of this Proxy Statement, and officers and directors as a group, as of March 15, 2007. Each person has sole voting and investment power for the shares shown below, unless otherwise noted.

Amount and Nature of Shares Beneficially Owned as of March 15, 2006

	Number of	Right to	Percent of
Name	Shares Owned(1)	Acquire(2)	Outstanding Shares

Michael McShane	557,119	299,772	*
David L. Butters(3)	92,862	182,801	*
Eliot M. Fried	46,000	244,301	*
Dennis R. Hendrix	11,000	121,783	*
Harold E. Layman	8,000	122,691	*
Sheldon B. Lubar(4)	454,055	244,260	*
Robert K. Moses, Jr.	206,000	253,042	*
Joseph E. Reid	6,000	121,808	*
David A. Trice	8,000	122,131	*
David R. Black	155,411	14,783	*
Philip A. Choyce	50,219	24,209	*
John D. Deane	93,454	14,008	*
Matthew D. Fitzgerald	116,847	137,428	*
All executive officers and directors as a group (15 persons)	1,897,311	1,948,966	3.0%

*	Less than 1%.

(1)	Includes shares of restricted stock that are subject to vesting requirements.

(2)	Includes shares of common stock that can be acquired through stock options exercisable on or prior to May 15, 2007 and rights to acquire shares under the Company’s deferred compensation arrangements as of December 31, 2006. Excludes options and deferred compensation vesting after May 15, 2007.

(3)	Includes 26,772 shares held by his wife, for which he disclaims beneficial ownership, and 14,388 shares held in trusts for his children for which Mr. Butters is the custodian, having voting and dispositive power. Reportings do not include holdings by Lehman Brothers for which Mr. Butters does not have a beneficial interest or voting or dispositive control.

(4)	Includes 200,000 shares held by his wife, over which he has no voting or dispositive power and as to which he disclaims beneficial ownership, and 15,379 shares held in trusts for his grandchildren through the general partnership, of which he is the trustee and has voting and dispositive power. Reportings do not include holdings by Lubar Family Foundation for which Mr. Lubar does not have a beneficial interest or voting or dispositive control.

STOCK OWNED BY BENEFICIAL HOLDERS

This table shows information for each person known by us to beneficially own 5% or more of the outstanding shares of our common stock as of March 15, 2007.

		Percent of
Name and Address of Beneficial Owner	Number of Shares(1)	Outstanding Shares

ClearBridge Advisors, LLC(2)	14,389,742	11.3%
399 Park Avenue
New York, New York 10022
T. Rowe Price Associates, Inc.(3)	6,594,723	5.2%
100 East Pratt Street
Baltimore, Maryland 21202

(1)	This information included in the table and the footnotes is based on information furnished by each stockholder or contained in filings made with the Securities and Exchange Commission. The person listed has sole voting and dispositive power for its shares of common stock, unless otherwise noted.

(2)	Represents a group consisting of ClearBridge Advisors, LLC (“CAL”), ClearBridge Asset Management, Inc. (“CAM”), and Smith Barney Fund Management LLC (“Smith Barney”). Within this group, CAL beneficially owns 13,553,493 shares, CAM beneficially owns 588,849 shares, and Smith Barney beneficially owns 247,400 shares.

(3)	These securities are owned by various individual and institutional investors which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report.

We have reviewed and discussed the Company’s audited financial statements for the year ended December 31, 2006 with management and have discussed with Deloitte & Touche LLP, independent public accountants, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended with respect to those statements.

We have received the written disclosures and the letter from Deloitte & Touche required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees) and have discussed with Deloitte & Touche its independence in connection with its audit of our most recent financial statements.

Based on this review and these discussions, we recommended to the Board of Directors that these audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006.

We also reviewed with Deloitte & Touche and our management the various fees that we have paid to Deloitte & Touche during 2006 for services they rendered in connection with our annual audits, audit related fees, tax fees and other fees.

We have considered whether the provision of non-audit services by Deloitte & Touche is compatible with maintaining auditor independence.
Harold E. Layman (Chairman)
David J. Butters
Robert K. Moses, Jr.

EXECUTIVE OFFICERS

In addition to Mr. McShane, whose biography is shown on page 6 of this Proxy Statement, the following persons are our executive officers. None of our executive officers or directors has any family relationships with each other.

Name	Age	Position

Michael McShane	53	Chairman of the Board, President and Chief Executive Officer
David R. Black	50	President — Drilling Products and Services Division
Greg L. Boane	44	Vice President and Controller
Jim Breihan	50	President — Tubular Technology and Services Division
Philip A. Choyce	40	Vice President, General Counsel and Secretary
John D. Deane	55	President — ReedHycalog
Matthew D. Fitzgerald	49	Senior Vice President, Treasurer and Chief Financial Officer
Quintin V. Kneen	41	Vice President — Finance and Investor Relations

David R. Black was appointed our President — Drilling Products & Services in August 2004. From March 2004 until August 2004, Mr. Black served as our President — Tubular Technology and Services Division. From December 2002 until March 2004, Mr. Black served as Vice President — Operations for our ReedHycalog division. Prior to joining us, Mr. Black served as a business development consultant for Schlumberger Technology Corporation from January 2000 until December 2002 and Vice President and General Manager — Well Completions and Productivity from 1998 until January 2000. Prior to the merger of Camco International, Inc. with Schlumberger in 1998, Mr. Black worked for over twenty years in key management positions at Camco International, including most recently as the President of the Camco Products and Services division.

Greg L. Boane has served as our Vice President and Controller since February 2007. From October 1999 until February 2007, Mr. Boane served as our Corporate Controller. Prior to joining us, Mr. Boane was Corporate Controller for Noble Drilling Services, Inc. from November 1996 to October 1999. Prior to joining Noble Drilling Services, Inc., Mr. Boane worked for McDonald’s Corporation as a Regional Controller and EVI, Inc. as Assistant Corporate Controller. Mr. Boane has a B.B.A. in Finance from Texas A&M University and is a Certified Public Accountant.

Jim Breihan was appointed President — Tubular Technology and Services Division in November 2004. Prior to such appointment, Mr. Breihan served as Vice President Engineering for our Drilling Products and Services division beginning in May 2004 and our Vice President — Engineering for our Corporate Support Group from October 2001 until May 2004. Mr. Breihan has a BSME from The University of Texas at Austin.

Philip A. Choyce has served as our Vice President, General Counsel and Secretary since January 2001. From December 1999 until January 2001, Mr. Choyce served as our Vice President and Associate General Counsel. Prior to joining us, Mr. Choyce was a senior associate with Fulbright & Jaworski L.L.P.’s corporate law practice in Houston, Texas. Prior to joining Fulbright & Jaworski L.L.P., Mr. Choyce was a certified public accountant with Ernst & Young LLP in Houston, Texas. Mr. Choyce has a B.B.A. in Accounting from Texas A&M University and a J.D. from the University of Texas at Austin.

John D. Deane has served as President-ReedHycalog since our acquisition of the ReedHycalog drill bits business from Schlumberger Technology Corporation in December 2002. From 1999 until his retirement from Schlumberger in January 2002, Mr. Deane served as Schlumberger’s Vice President of Drilling Technology. From 1996 until the merger of Camco International into Schlumberger in 1999, Mr. Deane served as Camco’s President of Hycalog. Prior to such time, Mr. Deane served in various positions of increasing responsibility within ReedHycalog.

Matthew D. Fitzgerald was named Senior Vice President and Chief Financial Officer in January 2004. Mr. Fitzgerald assumed the additional role of Treasurer in February 2007. Prior to joining us, Mr. Fitzgerald served as Executive Vice President, Chief Financial Officer, and Treasurer of Veritas DGC beginning in March 2001. Mr. Fitzgerald was employed by BJ Services Company from 1989 to 2001, where he served as Vice President and Controller from 1998 to 2001 and as Controller from 1989 to 1998. Mr. Fitzgerald also was a senior manager with the accounting firm of Ernst & Whinney. Mr. Fitzgerald serves as a director of Maverick Oil and Gas, Inc.

Quintin V. Kneen has served as the Company’s Vice President — Finance and Investor Relations since February 2007. From June 2003 until February 2007, Mr. Kneen served as the Company’s Director of Corporate Development. From September 1998 until August 2003, Mr. Kneen served as Director and then Vice President — Transaction Accounting and Risk Management for Azurix Corp. In August 2003, Mr. Kneen’s employment contract with Azurix Corp. was transferred to Enron Corp. where he served as a Vice President and Assistant Controller until joining us in June 2003. Prior to Mr. Kneen joining Enron Corp., Enron Corp. had filed for Chapter 11 bankruptcy protection. Mr. Kneen has a B.B.A. in Accounting from Texas A&M University and an M.B.A. from Rice University and is a Certified Public Accountant and Chartered Financial Analyst.

COMPENSATION DISCUSSION AND ANALYSIS

Oversight of the Executive Compensation Program

The Compensation Committee of the Board of Directors oversees our compensation programs relating to our executive and other officers. Our Compensation Committee charter requires that the Compensation Committee have at least three members of the Board of Directors and that those members be independent as determined by the Board in accordance with New York Stock Exchange and Securities and Exchange Commission requirements.

The duties of the Compensation Committee, as stated in its charter, include the following:

•	Reviewing and approving corporate goals and objectives relevant to the compensation of our president and chief executive officer, Mr. McShane, evaluating Mr. McShane’s performance in light of those goals and objectives, and setting Mr. McShane’s compensation at a level based upon this evaluation.

•	Reviewing and approving corporate goals and objectives and levels of compensation for the Company’s other executive officers.

•	Reviewing and approving corporate goals and objectives for incentive and bonus compensation for the Company’s employees as a whole;

•	Making recommendations to the Board with respect to incentive compensation plans and equity-based plans; and

•	Administering the Company’s various employee stock option and other equity-based compensation plans; provided, however, the Compensation Committee may delegate certain decisions relating to non-executive officers to Mr. McShane (who must report on such decisions and activities at each meeting of the Compensation Committee);

Role of Compensation Consultants with Respect to Executive Compensation

In 2004, the Compensation Committee retained PM&P as its independent compensation consultant to advise the Compensation Committee on various matters relating to executive compensation. This relationship continued in 2006. Representatives of PM&P have periodically met with the Chairman of the Compensation Committee and representatives of PM&P began attending meetings of the Compensation Committee in November 2006.

PM&P assists the Compensation Committee with respect to executive compensation by providing comparative market data on compensation practices and programs based on an analysis of a peer group of companies selected by PM&P2, as well as industry specific and general industry compensation data. PM&P performs regression and other market analysis on the peer group of companies selected by it, reviews other data and provides the Compensation Committee with comparative data relating to base, bonus and long-term compensation as well as overall compensation levels and provides recommendations on issues for the Compensation Committee to consider.

In 2006, PM&P also assisted the Compensation Committee in structuring the Company’s 2006 Long-Term Incentive Plan with comparative market data used to assess non-employee director compensation.

Role of the Chief Executive Officer with Respect to Executive Compensation.

Compensation decisions relating to Mr. McShane are made independently by the Compensation Committee based upon information provided to them by PM&P and their assessment of Mr. McShane’s performance. Mr. McShane assists the Compensation Committee with respect to compensation decisions not involving himself, including the following:

•	Assessing the performance of the Company’s executive officers, other than himself, and the performance of the business units or areas of operations for which each executive is responsible; and

•	Providing recommendations based upon data provided by PM&P of compensation levels for other executive officers, including salary, bonus and long-term equity compensation levels.

In addition, with respect to the Company’s equity compensation programs, the Board and Compensation Committee have delegated to Mr. McShane authority to grant stock-based awards to non-executive employees in connection with new hires and promotions. The Company’s 2006 Long-Term Incentive Plan that was approved by our stockholders at our 2006 Annual Meeting of Stockholders provides that the Compensation Committee may delegate to the chief executive officer the authority to grant stock-based compensation to non-executives of the Company.

Compensation Philosophy

Our compensation philosophy is to provide a competitive compensation package that (1) attracts key employees; (2) retains key employees; and (3) rewards outstanding organizational and individual performance.

The following compensation objectives are considered in setting the compensation programs for our executive officers:

•	Base compensation should be fair but not excessive. An executive’s base compensation generally should be set at a level that provides compensation near the mid-point level of the survey data provided by PM&P.

•	Incentive and other compensation should reward exceptional performance. Incentive and other compensation opportunities should be set at levels so that each executive officer has the opportunity to reach at least the top quartile level of the survey data provided by PM&P if the Company’s performance exceeds expectations.

•	A significant percentage of the overall potential compensation that an executive may earn should be long-term compensation that aligns the executive’s interests with those of the Company’s stockholders.

•	Long-term incentive compensation should be structured so that a portion of such compensation is “at risk.”

•	Long-term incentive compensation should be structured to provide strong retention.

2 During 2006, the peer group of companies selected by PM&P consisted of Baker Hughes Incorporated, BJ Services Company, Cooper Cameron Corporation, FMC Technologies, Inc., Halliburton Company, Hanover Compressor Company, National Oilwell Varco, Inc., Oil States International, Inc., Schlumberger Limited, Smith International, Inc., Superior Energy Services, Inc. and Weatherford International Ltd.

Although our Company provides methods pursuant to which executives may address their individual retirement needs, the Compensation Committee historically has not considered “retirement needs” or “past wealth accumulation” as factors to be considered in making annual compensation decisions with respect to its executive officers.

Compensation Components and Links to Compensation Objectives.

The components of our total compensation program for our executive officers consist of the following:

•	base salaries;

•	annual incentive compensation;

•	long-term equity-based awards;

•	deferred compensation programs; and

•	perquisites.

The Compensation Committee does not follow a fixed formula when allocating between the components of total compensation. Generally speaking, the Compensation Committee believes that the more impact that an executive officer’s position may have on the operations of the Company, the more that officer’s compensation should be linked to long-term compensation and results. Thus, historically, long-term compensation has been a greater percentage of the compensation of our Chief Executive Officer, Chief Financial Officer and Division Presidents, as compared with that of our other executive officers. We expect this trend to continue in the future.

The following discusses each of these components and their links to our compensation objectives:

Base Salaries

Executive base salaries are targeted at median levels of the survey data provided by PM&P with adjustments up or down based upon individual and Company performance, relative experience and tenure with the Company. The Compensation Committee believes this level of base salary provides the executive with a salary that is not excessive, but sufficient to retain the executive. Increases in base salaries are driven primarily by individual performance and comparative data and recommendations provided by PM&P.

In setting the base salary of the Company’s executive officers during 2006, the Compensation Committee reviewed the compensation of comparable senior executives as reported by PM&P, which indicated that base compensation levels for our executives were generally between the 25th and 50th percentiles of the market based upon the peer group and industry data compiled by PM&P. Adjustments to base salaries were made in part to bring executives closer to the mid-point of the market. For numerical information on 2006 base salaries, see the Summary Compensation Table on page 26 of this Proxy Statement.

Annual Incentive Compensation

The Company provides for annual incentives that provide the Company’s executive officers with the opportunity to earn cash bonuses based upon the achievement of specific Company-wide and division financial performance goals. This annual incentive component of compensation is designed to align executive officer pay with our annual performance. Annual incentive payments are typically paid in cash after completion of the annual audit of our financial statements.

Financial goals are determined by the Compensation Committee based on our annual operating budget that is approved by the Board of Directors. Historically, financial goals have been based upon earnings per share and value-added profits, which is an internal non-GAAP measure equal to net operating profit less a charge for the cost of capital used by the Company to generate profit or loss. The Compensation Committee believes that utilizing these measures provide incentive for the Company’s management and employees to focus not only on the earnings-per-share of the Company, but also the cost of investment required to produce such earnings.

The amount to be paid to each executive under the annual incentive plan is a percentage of the executive’s base salary based upon the performance of the Company or the applicable division. Historically, incentive levels and potential payouts have been structured so that overall cash compensation (i.e., salary and annual incentive payments) would place the executive officers’ overall cash compensation at market median levels assuming performance at or near targeted levels with upside if Company performance exceeds expectations. For numerical information on annual incentive payments accrued in 2006, see the Summary Compensation Table on page 26 of this Proxy Statement.

Long-Term Equity Compensation

The Compensation Committee has designed our executive compensation program so that long-term equity compensation has the potential to be the largest portion of each executive’s total compensation. The Compensation Committee believes that long-term compensation should be structured to achieve several objectives. First, it should align the executive’s interests with those of the Company’s stockholders. Second, it should provide a strong incentive for the executive to remain with the Company. Finally, a portion of the awards should be “at-risk” if the Company’s performance is below expectations. When determining the level of long-term equity compensation to award to an executive, the Compensation Committee uses data and recommendations provided by PM&P and seeks to provide an award level that would place the executive in the top twenty-fifth percentile of the peer group of companies selected by PM&P if the Company were to perform at an above-average level.

Historically, long-term equity compensation has taken the form of stock options as well as restricted stock awards and is granted on an annual basis at the Compensation Committee meeting held during the first quarter of each year. During the past three years, long-term equity compensation has principally taken the form of restricted stock awards. The Compensation Committee does not follow a specific formula when determining the structure and form of long-term equity compensation and future awards may follow different structures.

For numerical data relating to the compensation cost in 2006 of long-term incentive awards granted to executive officers, see the Summary Compensation Table on page 26 of this Proxy Statement, the Grants of Plan-Based Awards Table on page 27 of this Proxy Statement and the Outstanding Equity Awards at Fiscal Year-End Table on page 28 of this Proxy Statement.

The following discusses long-term equity awards that were granted during the past three fiscal years to our executive officers:

2004 Restricted Stock Grant.  In February 2004, the Compensation Committee approved the grants of restricted stock to each of our executive officers. Each award was structured with the following material features:

•	The shares will vest on the ninth anniversary of the date of grant so long as the executive remains employed by the Company on such date. The Compensation Committee believed this feature would provide a strong long-term retention incentive for the executives.

•	The grant includes a “tax gross-up” feature whereby the Company will pay the executive a cash bonus equal to the taxes owed when the shares ultimately vest.

•	The shares will be eligible for accelerated vesting beginning on the third anniversary of the date of grant. The amount of shares that are eligible for accelerated vesting are based upon the Company’s total shareholder return compared to the total shareholder return of a peer group of companies.[3] The Compensation Committee believed that this feature would provide alignment of the executive’s interests with those of

3 For purposes of restricted stock awards granted in 2004, 2005 and 2006, the peer group of companies consisted of the following: Hydril Company, W-H Energy, Inc., Oil States International, Inc., Superior Energy, Inc., National Oilwell Varco, Inc., Halliburton Company, Tetra Technologies, Inc., Baker Hughes Incorporated, Weatherford International, Inc., Cooper Cameron Corporation, Schlumberger Limited, FMC Corporation, NewPark Resources, Inc., BJ Services Company, Smith International, Inc. and Key Energy Services, Inc.

the Company’s stockholders. The following chart summarizes the percent of the 2004 restricted stock awards that will vest on an accelerated basis:

Percentile Rank of the Company’s Total
Stockholder Return for the Performance Period	Percentage of Shares that will be Subject to
as Compared to the Total Stockholder Return of	Accelerated Vesting at the End of the Applicable
the Peer Group	Performance Period.

75th percentile or greater	100%
50th percentile	50%
33rd percentile	25%
Less than 33rd percentile	0%

In February 2007, the Compensation Committee determined that the Company’s total shareholder return was greater than the 75th percentile of the peer group, and all shares granted in 2004 were vested in accordance with the terms of these agreements.

2005 Restricted Stock Grant.  In February 2005, the Compensation Committee awarded restricted stock to each of our executive officers. The award was structured with the following material features:

•	The shares will vest on the ninth anniversary of the date of grant so long as the executive remains in the employment of the Company on such date. The Compensation Committee believed this feature would provide a strong long-term retention incentive for the executives.

•	The grant would not include a tax gross-up feature similar to the 2004 award.

•	The shares will be eligible for accelerated vesting beginning on the third anniversary of the date of grant in the same percentages as the 2004 award. The amount of shares that would be eligible for accelerated vesting would be based on the Company’s total shareholder return compared to the total shareholder return of a peer group of companies. The Compensation Committee believed that this feature would provide alignment of the executive’s interests with those of the Company’s stockholders.

2006 Restricted Stock Grant.  In February 2006, the Compensation Committee awarded restricted stock to each of our executive officers. The award was structured with the following material features:

•	The grant does not include a tax gross-up feature similar to the 2004 award and does not provide for any time vesting similar to the 2004 or 2005 awards. Thus, the entire award is “at risk” in the event the Company does not meet the performance measures discussed below.

•	The shares are eligible for vesting only on the third anniversary of the date of grant in the same percentages as the 2004 award. The number of shares that will vest is based on how the Company’s total shareholder return compares to the total shareholder return of a peer group of companies. The Compensation Committee believed that this feature would provide alignment of the executive’s interests with those of the Company’s stockholders. Any shares that are not vested based upon this calculation would be immediately forfeited.

Other Equity Grants.  The Compensation Committee made two other awards of long-term equity compensation during the past three years to executive officers. In January 2004, the Compensation Committee awarded Mr. Fitzgerald 60,000 shares of restricted stock and options to purchase 125,000 shares of common stock. These awards all vested completely on the third anniversary of his date of hire and were awarded in connection with his initial employment with the Company. The Compensation Committee also awarded Mr. Black 45,000 shares of restricted stock in February 2006, which completely vest on the third anniversary of the date of grant. This award was designed to provide a strong-retention incentive and reward Mr. Black for the exceptional performance of the Drilling Products and Services division under his leadership.

Long-Term Deferred Compensation

The Company provides long-term deferred compensation benefits to the Company’s executives through four programs: (1) a supplemental executive deferred retirement plan (“SERP”) available only to Mr. McShane, (2) the Company’s executive deferred compensation program (“the EDC Plan”); (3) the Company’s 401(k) Plan and (4) the

Company’s non-qualified deferred compensation plan (“the NQDC Plan”). Each of these programs are discussed below.

For numerical data relating to the compensation cost in 2006 of our deferred compensation arrangements, you should read the Summary Compensation Table on page 26 of this Proxy Statement, the Pension Benefits Table on page 30 of this Proxy Statement and the Non-Qualified Deferred Compensation Table on page 30 of this Proxy Statement.

Supplemental Executive Retirement Plan

The Company has established a SERP for Mr. McShane. The SERP is required under the terms of Mr. McShane’s employment agreement with the Company and was established at the time of Mr. McShane’s hire as a material inducement to his employment and to compensate him for the loss of his retirement benefit at his prior employer. As part of this agreement, Mr. McShane was credited with his prior years of service at his prior employer. Mr. McShane is the only participant in the SERP. For numerical data relating to the value of Mr. McShane’s SERP benefit, see the Summary Compensation Table on page 26 of this Proxy Statement and the Pension Benefits Table on page 30 of this Proxy Statement.

Under the terms of the SERP, Mr. McShane is entitled to receive upon his retirement from the Company a hypothetical annual benefit starting at age 60 equal to a percentage of his “highest average annual compensation”, using a percentage equal to 2% per each year of credited service, not to exceed 60%. Under the SERP, “highest annual compensation” is equal to the average base salary and bonus paid to Mr. McShane for the three highest consecutive years out of Mr. McShane’s last ten years of employment with the Company. The benefit is reduced by social security benefits available to Mr. McShane.

Mr. McShane’s SERP benefit does not vest until he reaches age 55 and is terminated if he voluntarily leaves employment with the Company prior to age 55. Mr. McShane’s benefits under the SERP are subject to accelerated vesting in the event of a change of control of the Company, his death or disability, or if he is terminated “for cause” or leaves employment for “good reason” as defined in his employment agreement. In the event of a change of control of the Company or termination for “cause” or “good reason”, Mr. McShane will be credited with an additional three years of service when computing the value of this benefit. For more information on Mr. McShane’s employment agreement, see “Employment and Change of Control Agreements” beginning on page 22 of this Proxy Statement.

Under the SERP, in the event of death, disability or early retirement before Mr. McShane reaches age 60, Mr. McShane’s benefit is reduced by 5% for each year that Mr. McShane’s age is less than 60, subject to a maximum reduction of 25%.

Subject to Section 409A of the Internal Revenue Code, Mr. McShane’s benefits under the SERP will be distributed upon retirement in accordance with his distribution election. The Compensation Committee may, however, direct that the benefits be paid as a lump sum. A lump sum payment will be paid in the event of death or a change in control of the Company, and may be paid by the Compensation Committee at the request of the participant in the case of disability.

The Company has purchased life insurance to finance the benefits under this plan.

Executive Deferred Compensation Plan

Each of our executive officers participates in the EDC Plan. Under the terms of the EDC Plan, the Company contributes an amount equal to 7.5% of each officer’s annual salary and annual incentive compensation. In addition, each executive officer has the ability to defer up to 7.5% of his or her annual salary and annual incentive compensation into the plan and the Company makes a matching contribution into the plan equal to the amount of any such contribution made by the executive. Under the EDC Plan, all contributions into the EDC Plan by the Company and the executive are converted into non-monetary units equal to the number of shares of our common stock that could have been purchased by the amounts deferred and contributed at a market-based price. Distributions made under the EDC Plan are made in shares of our common stock and only after an officer retires, terminates his employment or dies. The distribution under the EDC Plan is equal to the number of vested units in the officer’s account. We have established a grantor trust that is subject to the claims of our creditors, into which funds are deposited with an independent trustee that purchases shares of our common stock for the EDC Plan.

We believe the EDC Plan is consistent with our compensation philosophy and objectives. It encourages our executives to invest their own funds into our Company’s stock and further aligns our executives’ interests with the long-term interests of our stockholders.

401(K) Plan and Non-Qualified Deferred Compensation Plan

Our 401(k) Plan and our NQDC Plan permit employees and executives to defer earnings. We adopted these plans to enable employees to save for retirement through a tax-advantaged combination of employee and Company contributions and to provide employees the opportunity to directly manage their retirement plan assets through a variety of investment options.

The 401(k) Plan allows eligible employees to elect to contribute from 1% to 16% of their eligible compensation to an investment trust. Eligible compensation generally means all wages, salaries, annual incentive and fees for services from the Company. After one year of service, employee contributions are matched in cash by us at 100% of employee contributions for the first 3% and 50% of employee contributions for the next 3% of the employee’s salary. Company matching contributions are immediately vested. The 401(k) Plan provides for several different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The 401(k) Plan also provides our employees with the option to invest directly in our common stock. As of September 1, 2006, investment of future contributions in our common stock is restricted to no more than 20%. The 401(k) Plan offers in-service withdrawals in the form of loans, hardship distributions, after-tax account distributions and age 59 1/2 distributions.

We adopted our NQDC Plan to (1) allow executives to continue saving toward retirement when, due to compensation and contribution ceilings established under the tax laws, they can no longer contribute to the 401(k) Plan, (2) provide Company matching contributions that cannot be contributed to the 401(k) Plan due to compensation and contribution ceilings established under the tax laws and (3) enable covered executives to defer base and incentive compensation on a tax-deferred basis. After one year of service, employee contributions are matched in cash by us at 100% of employee contribution for the first 3% and 50% of employee contribution for the next 3% of the employee’s elected eligible compensation, less any matching contributions made by the Company to the employee’s 401(k) Plan account. Company matching contributions are immediately vested one year after the date of employment. The NQDC Plan provides for several different investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The NQDC Plan does not provide our employees with the option to invest directly in the Company’s stock. Subject to Section 409A of the Internal Revenue Code, distributions from the NQDC Plan are made in a lump sum following the employee’s termination of service with the Company or death.

Employee Stock Purchase Plan

We have adopted the Grant Prideco Employee Stock Purchase Plan (the “ESPP”) in order to encourage and enable eligible employees to purchase our stock at a discounted rate, thereby keeping the employees’ interests aligned with the interests of our stockholders. Our executives may participate in this plan on the same basis as all other eligible employees.

Eligible employees may elect to contribute on an after-tax basis between 1% and 10% of their annual pay to purchase our common stock; provided, however, that an employee may not contribute more than $25,000 to the plan pursuant to tax law restrictions. Shares are purchased at a 15% discount of the fair market value of our common stock on January 1st or December 31st, whichever is lower.

Perquisites

Executives are provided the following benefits as a supplement to their other compensation:

•	Life Insurance and Accelerated Death & Dismemberment Coverage. We pay 100% of the premium for both term life insurance and accidental death and dismemberment coverage, equal to two times the executive’s base salary.

•	Short-Term and Long-Term Disability. We pay 100% of the premium cost for these benefit programs for executives. The program provides income replacement at 60% of base pay for up to 180 days of recovery. Upon the expiration of the 180 day short term disability period, the long-term program provides income replacement at 60% of the employee’s based pay level, up to a maximum of $10,000 per month.

•	Executive Car Allowances. We pay car allowances to our executives ranging from $7,200 to $12,000 per year.

•	Executive Physical Program. At our expense, subject to a $1,500 maximum, each executive is allowed to have a complete and professional physical exam on an annual basis.

Employment and Change of Control Agreements

The Company has entered into employment agreements with some of its executive officers at the time of hiring and only when it believes that such agreements are necessary in order to recruit and retain such executives. The Compensation Committee believes such agreements are consistent with market practice and assist us in attracting and retaining executive talent. For executives who do not have employment agreements, the Company has entered into change-of-control agreements. For numerical information regarding potential benefits under these agreements, you should read “Potential Payouts upon Termination or Change of Control” beginning on page 30 of this Proxy Statement. Each of these agreements is discussed below.

Employment Agreement with Mr. McShane

At the time of Mr. McShane’s employment with the Company, we entered into an employment agreement with him which has a term of three years and renews automatically each year for additional three year periods. The base compensation currently payable to Mr. McShane under his employment agreement is $700,000. The employment agreement also obligates us to maintain the SERP for his benefit. The SERP is discussed in more detail above under “Supplemental Executive Retirement Plan” on page 20 of this Proxy Statement.

Under the terms of his employment agreement, if we terminate Mr. McShane’s employment for any reason other than “cause” or “disability” or if he terminates his employment for “good reason”, as defined in the employment agreement, Mr. McShane will be entitled to receive the following benefits:

•	three times his current annual base compensation plus the highest bonus paid to Mr. McShane during the three years prior to the year of termination,

•	any accrued salary or annual incentive payment (pro-rated to the date of termination),

•	an amount payable as if all retirement plans were vested,

•	the amount that would have been contributed as our match under our 401(k) Plan, EDC Plan and NQDC Plan for three years, grossed up for any taxes owed on this amount,

•	vesting of his benefits under his supplemental retirement plan;

•	all health and medical benefits would be maintained after termination for a period of three years provided Mr. McShane makes his required contribution;

•	his car allowance for three years, and

•	vesting of all stock options and restricted stock and the right to surrender such stock options within 30 days of termination for a payment equal to the difference between the exercise price for each option and the highest reported sales stock price as reported on the New York Stock exchange during the 60 day period prior to the date of termination.

Under Mr. McShane’s employment agreement, “cause” is defined as the willful and continued failure to perform the executive’s job after written demand is made by the Board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. McShane for “good reason” is generally defined as:

•	a material reduction in title and/or responsibilities of the executive,

•	relocation of the executive more than 50 miles from downtown Houston, Texas, or

•	any material reduction in the executive’s benefits.

Under the Deficit Reduction Act of 1984, Mr. McShane could be subject to an “excise tax” in the event his termination of employment occurs in connection with a change of control. Mr. McShane’s employment agreement provides that we will pay him a “gross-up payment” to cover the costs of this additional excise tax to insure that he receives the total benefit intended by the employment agreement.

Employment Agreement with Matthew Fitzgerald

At the time of Mr. Fitzgerald’s employment with the Company, we entered into an employment agreement with him which has a term of three years and renews automatically each year for additional three year periods. The base compensation currently payable to Mr. Fitzgerald under his employment agreement is $375,000.

Under the terms of his employment agreement, if we terminate Mr. Fitzgerald’s employment for any reason other than “cause” or “disability” or if he terminates his employment for “good reason”, as defined in the employment agreement, Mr. Fitzgerald will be entitled to receive the following benefits:

•	two times (three times in the event termination occurs in connection with a change of control of the Company) his current annual base compensation plus the highest annual incentive payment paid to Mr. Fitzgerald during the three years prior to the year of termination;

•	any accrued salary or annual incentive payment (pro-rated to the date of termination);

•	an amount payable as if all retirement plans were vested;

•	the amount that would have been contributed as our match under our 401(k) Plan, EDC Plan and NQDC Plan for two years (three years in the event termination occurs in connection with a change of control of the Company), grossed up for any taxes owed on this amount;

•	all health and medical benefits would be maintained after termination for a period of two years (three years in the event termination occurs in connection with a change of control of the Company) provided Mr. Fitzgerald makes his required contribution;

•	his car allowance for two years (three years in the event termination occurs in connection with a change of control of the Company), and

•	vesting of all stock options and restricted stock.

Under Mr. Fitzgerald’s employment agreement, “cause” is defined as the willful and continued failure to perform the executive’s job after written demand is made by the Board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. Fitzgerald for “good reason” is generally defined as:

•	a material reduction in title and/or responsibilities of the executive,

•	relocation of the executive more than 50 miles from downtown Houston, Texas, or

•	any material reduction in the executive’s benefits.

Under the Deficit Reduction Act of 1984, Mr. Fitzgerald could be subject to an “excise tax” in the event his termination of employment occurs in connection with a change of control. Mr. Fitzgerald’s employment agreement provides that we will pay him a “gross-up payment” to cover the costs of this additional excise tax to insure that he receives the total benefit intended by the employment agreement.

Employment and Change of Control Agreement with Mr. Choyce

At the time of Mr. Choyce’s employment with the Company, we entered into an employment agreement with him which has a term of three years and renews automatically each year for additional three year periods. The base compensation currently payable to Mr. Choyce under his employment agreement is $335,000.

Under the terms of his employment agreement, if we terminate Mr. Choyce’s employment for any reason other than “cause” or “disability” or if he terminates his employment for “good reason”, as defined in the employment agreement, Mr. Choyce will be entitled to receive the following benefits:

•	two times his current annual base compensation plus the highest annual incentive payment paid to Mr. Choyce during the three years prior to the year of termination;

•	any accrued salary or annual incentive payment (pro-rated to the date of termination);

•	an amount payable as if all retirement plans were vested;

•	the amount that would have been contributed as our match under our 401(k) Plan, EDC Plan and NQDC Plan for two years, grossed up for any taxes owed on this amount;

•	all health and medical benefits would be maintained after termination for a period of two years provided Mr. Choyce makes his required contribution;

•	his car allowance for two years, and

•	vesting of all stock options and restricted stock.

Under Mr. Choyce’s employment agreement, “cause” is defined as the willful and continued failure to perform the executive’s job after written demand is made by the Board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination by Mr. Choyce for “good reason” is generally defined as:

•	a material reduction in title and/or responsibilities of the executive,

•	relocation of the executive more than 50 miles from downtown Houston, Texas, or

•	any material reduction in the executive’s benefits.

Under the Deficit Reduction Act of 1984, Mr. Choyce could be subject to an “excise tax” in the event his termination of employment occurs in connection with a change of control. The Company has entered into a change of control agreement with Mr. Choyce which provides that we will pay him a “gross-up payment” to cover the costs of this additional excise tax to insure that he receives the total benefit intended by the employment agreement.

Change-of-Control Agreements with Other Executive Officers.

In addition to the agreements with Messrs. McShane, Fitzgerald and Choyce, we have entered into a change-of-control agreement with each of our other executive officers: Messrs. Black, Boane, Breihan, Deane, and Kneen. Under these agreements, the executives will be provided with certain benefits if there is both a change of control of the Company and the executive is subsequently terminated for any reason other than for “cause” or elects to terminate his employment for “good reason” within two years after a change of control. Under the change of control agreements, a change of control is defined generally as an acquisition by a person or group of persons of at least 50% of our outstanding common stock.

Under these agreements, if there is a change of control of Grant Prideco, and the executive is terminated for “cause” or “good reason”, the executive would be entitled to the following benefits:

•	two times his current annual base compensation plus the highest annual incentive payment paid during the three years prior to the year of termination;

•	any accrued salary or annual incentive payment (pro-rated to the date of termination);

•	an amount payable as if all retirement plans were vested;

•	the amount that would have been contributed as our match under our 401(k) plan, EDC Plan and NQDC Plan for two years, grossed up for any taxes owed on this amount;

•	all health and medical benefits would be maintained after termination for a period of two years provided the executive makes his required contribution;

•	his car allowance for two years, and

•	vesting of all stock options and restricted stock.

Under the terms of the change-of-control agreement, “cause” is defined as the willful and continued failure to perform the executive’s job after written demand is made by the Board or the willful engagement in illegal conduct or gross misconduct by the executive. Termination for “good reason” is generally defined as:

•	a material reduction in title and/or responsibilities of the executive,

•	relocation of the executive more than 50 miles from downtown Houston, Texas, or

•	any material reduction in the executive’s benefits.

Under the Deficit Reduction Act of 1984, each executive officer could be subject to an “excise tax” in the event their termination of employment occurs in connection with a change of control. The change-of-control agreements provides that we will pay the executive a “gross-up payment” to cover the costs of this additional excise tax to insure that such executive receives the total benefit intended by the change-of-control agreement.

Tax and Other Considerations

Tax Considerations.  Section 162(m) of the Internal Revenue Code proves that compensation in excess of $1 million paid for any year to a corporation’s chief executive officer and the four other highest paid executive officers at the end of such year will not be deductible for federal income tax purposes unless (1) the compensation qualifies as “performance-based compensation” and (2) we advised our shareholders of, and our shareholders have approved, the material terms of the plan and performance objectives thereunder. Our 2006 Long-Term Incentive Plan was structured and approved in a manner that the Compensation Committee believes will allow it the flexibility to maximize deductibility for performance-based awards under this plan. Although the Compensation Committee desires to structure executive compensation so as to preserve deductibility, it also believes that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might results in the non-deductibility of certain compensation under the Internal Revenue Code.

Stock Ownership.  We do not have stock ownership requirements or guidelines for our executive officers. However, all of our executive officers receive a significant amount of their total compensation in the form of grants of long-term equity awards.

Financial Restatements.  Our Board has not adopted a formal policy regarding the effects of a financial restatement on prior awards.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the Compensation Committee, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement to be delivered to stockholders.
David A. Trice (Chairman)
Eliot M. Fried
Robert K. Moses, Jr.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation paid or accrued during 2006 to the Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers of the Company. These officers are often referred to collectively as the “Named Executive Officers”.

Summary Compensation Table

							Change in Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary		Awards	Awards	Compensation	Earnings	Compensation
Name and Principal		($)	Bonus	($)	($)	($)	($)	($)	Total
Position	Year	(1)	($)	(2)	(3)	(4)	(5)	(6)	($)

Michael McShane	2006	591,250	—	2,316,856	—	1,200,000	2,038,536	300,942	6,447,584
Matthew D. Fitzgerald	2006	321,046	—	965,346	284,240	390,000	—	154,423	2,115,055
David R. Black	2006	312,591	—	1,535,402	—	384,000	—	113,454	2,345,447
John D. Deane	2006	290,962	—	590,923	—	354,000	—	113,990	1,349,875
Philip A. Choyce	2006	286,298	—	419,470	—	290,000	—	122,186	1,117,954

(1)	Represents the annual salary paid to the executive during 2006. The amount includes salary deferred at the election of the executive pursuant to the EDC Plan and NQDC Plan as follows:

Deferred
Name	Amount
Michael McShane	$213,094
Matthew Fitzgerald	91,097
David R. Black	47,294
John D. Deane	71,861
Philip A. Choyce	84,468

(2)	This column represents the annual accounting expense for 2006 under FAS 123R relating to restricted stock that has been granted to the Named Executive Officers, including the tax gross-up component related to the 2004 restricted stock award which is accounted for as a liability award. See Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a complete description of the FAS 123R valuation.

(3)	Represents the annual accounting expense for 2006 under FAS 123R (without regard to forfeitures) relating to stock options granted to the Named Executive Officers. See Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 for a complete description of the FAS 123R valuation.

(4)	Represents annual incentive compensation earned in 2006 under the Company’s annual incentive plan. Annual incentive plan bonuses are paid after the applicable fiscal year following completion of the Company’s annual audit.

(5)	Amount represents the change in the actuarial present value during the fiscal year related to Mr. McShane’s SERP assuming Mr. McShane retires at age 60. There were no above market earnings on non-qualified deferred compensation balances during the year.

(6)	All other compensation includes amounts relating to (i) car allowances, (ii) country club memberships, (iii) Company matching contributions to the executive’s 401(k) account, (iv) life insurance premiums paid by the Company for the benefit of the executive and (v) Company contributions to the executive’s EDC Plan account and NQDC Plan account.

The following chart summarizes these amounts for each of the Named Executive Officers:

	McShane	Fitzgerald	Black	Deane	Choyce

Car Allowances	$12,000	$12,000	$7,200	$7,200	$7,200
Country Club Memberships	6,527	2,444	1,750	—	—
401(k) Matching Contributions	9,450	9,900	9,450	9,450	9,450
Life Insurance Premiums	931	517	465	463	459
EDC Plan Company Contributions	249,188	101,257	94,589	85,644	82,245
NQDC Plan Company Contributions	22,846	28,305	—	11,233	22,832

Total	$300,942	$154,423	$113,454	$113,990	$122,186

Grants of Plan-Based Awards

During 2006, only awards under our annual incentive plan and restricted stock were granted to the Named Executive Officers. The following chart provides information relating to restricted stock granted to each of the Named Executive Officers during 2006.

Grants of Plan-Based Awards

								All Other Stock
								Awards:
		Estimated Future Payouts Under			Estimated Future Payouts Under Equity Incentive			Number of
		Non-Equity Incentive Plan Awards			Plan Awards			Shares of Stock
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	or Units
Name	Date	($) (1)	($) (1)	($) (1)	(#) (2)	(#) (2)	(#) (2)	(#) (3)

Michael McShane	2006	72,000	720,000	1,200,000	20,704	41,408	82,816	—
Matthew D. Fitzgerald	2006	26,000	260,000	390,000	5,608	11,215	22,430	—
David R. Black	2006	25,600	256,000	384,000	5,521	11,042	22,084	45,000
John D. Deane	2006	23,600	236,000	354,000	3,393	6,786	13,572	—
Philip A. Choyce	2006	17,400	174,000	290,000	3,336	6,671	13,342	—

(1)	Represents potential payouts under our annual incentive compensation plan.

(2)	On February 16, 2006, each of the Named Executive Officers was granted shares of performance-based restricted stock, which is reflected in the “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the table above. Under the terms of this performance-based restricted stock, such shares of restricted stock are eligible for full or partial vesting on the third anniversary based upon the Company’s shareholder return versus a peer group of oilfield service companies as follows:

Vesting
% of
Maximum
Performance	Award

<33 percentile	0%
@33 percentile	25%
@50 percentile	50%
@75 percentile	100%

Amounts not vested are immediately forfeited. In the event of death or disability of the executive prior to the third anniversary of the date of grant, such shares will vest as follows: within 1 year: 50%; within two years: 75%; and within three years: the greater of 75% or the calculated vesting percentage (from the table above). In the event of a change of control prior to the third anniversary of the date of grant, vesting occurs as follows: within 1 year: 50%; after one year: greater of 50% or the calculated vesting percentage (from the table above).

(3)	On February 16, 2006, Mr. Black was granted 45,000 shares of restricted stock, which vest in full on the third anniversary of the date of grant, assuming Mr. Black remains in the employ of the Company on such date. Such restricted stock also is subject to accelerated vesting in the event of Mr. Black’s death or disability or a change in control of the Company occurs.

Outstanding Equity Awards at Fiscal Year-End

The following chart summarizes outstanding grants of stock options and unvested restricted stock still held by the Named Executive Officers as of December 31, 2006.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive				Market	Awards:	Value of
			Plan				Value of	Number of	Unearned
			Awards:				Shares or	Unearned	Shares,
	Number of	Number of	Number of				Units of	Shares,	Units or
	Securities	Securities	Securities				Stock	Units or	Other
	Underlying	Underlying	Underlying				That Have	Other	Rights That
	Unexercised	Unexercised	Unexercised	Option		Number of Shares or	Not	Rights That	Have Not
	Options	Options	Unearned	Exercise	Option	Units of Stock That	Vested	Have Not	Vested
	(#)	(#)	Options	Price	Expiration	Have Not Vested	($)	Vested	($)
Name	(Exercisable)	(Unexercisable)	(#)	($)	Date	(#)	(1)	(#)	(1)

Michael McShane

2002 Stock Option	250,000	—	—	9.25	7/23/2015	—	—	—	—

2004 Restricted Stock(2)	—	—	—	—	—	124,500	4,951,365	—	—

2005 Restricted Stock(3)	—	—	—	—	—	60,000	2,386,200	—	—

2006 Perf Rest Stock(4)	—	—	—	—	—	—	—	82,816	3,293,592

Matthew D. Fitzgerald

2004 Stock Option(5)	—	125,000	—	13.54	1/12/2017	—	—	—	—

2004 Restricted Stock(5)	—	—	—	—	—	60,000	2,386,200	—	—

2004 Restricted Stock(2)	—	—	—	—	—	38,550	1,533,134	—	—

2005 Restricted Stock	—	—	—	—	—	18,000	715,860	—	—

2006 Perf Rest Stock(4)	—	—	—	—	—	—	—	22,430	892,041

David R. Black

2002 Stock Option	10,000	—	—	8.35	11/13/2015	—	—	—	—

2004 Restricted Stock(2)	—	—	—	—	—	34,000	1,352,180	—	—

2005 Restricted Stock(3)	—	—	—	—	—	18,000	715,860	—	—

2006 Perf Restricted Stock(4)	—	—	—	—	—	—	—	22,084	878,281

2006 Restricted Stock(6)	—	—	—	—	—	45,000	1,789,650	—	—

John D. Deane

2004 Restricted Stock(2)	—	—	—	—	—	34,000	1,352,180	—	—

2005 Restricted Stock(3)	—	—	—	—	—	18,000	715,860	—	—

2006 Perf Rest Stock(4)	—	—	—	—	—	—	—	13,572	539,758

Philip A. Choyce

2004 Restricted Stock(2)	—	—	—	—	—	22,675	901,785	—	—

2005 Restricted Stock(3)	—	—	—	—	—	12,000	477,240	—	—

2006 Perf Rest Stock(4)	—	—	—	—	—	—	—	13,342	530,611

(1)	Calculations based upon the closing price ($39.77) of the Common Stock on December 29, 2006, the last trading day of the year.

(2)	This restricted stock was granted on February 11, 2004. Vesting occurs on the ninth anniversary of the date of grant. The stock also is subject to accelerated vesting beginning on the third anniversary of the date of grant based upon the Company’s total shareholder return compared to the total shareholder return for a peer group of companies. See “Long-Term Equity Compensation — 2004 Restricted Stock Grant” beginning on page 18 of this Proxy Statement for further information regarding this award. Also, under the terms of the restricted stock grant, the Company has agreed to pay a tax gross-up payment to the executive equal to the taxes incurred as a result of vesting of the restricted stock as well as additional taxes on such payment. Assuming vesting on December 31, 2006, the amount of the gross-up paid would be equal to the following:

Name	Gross-Up Payment

Michael McShane	$2,839,925
Matthew D. Fitzgerald	879,350
David R. Black	775,562
John D. Deane	775,562
Philip A. Choyce	517,231

(3)	This restricted stock was granted on February 17, 2005. Vesting occurs on the ninth anniversary of the date of grant. The stock also is subject to accelerated vesting beginning on the third anniversary of the date of grant based upon the Company’s total shareholder return compared to the total shareholder return for a peer group of companies. See “Long-Term Equity Compensation — 2005 Restricted Stock Grant” beginning on page 19 of this Proxy Statement for further information regarding this award.

(4)	This performance restricted stock was granted on February 16, 2006. On the third anniversary of the date of grant, all or part of the grant is subject to vesting based upon the Company’s total shareholder return compared to the total shareholder return for a peer group of companies. Shares not vested on the third anniversary of the date of grant are immediately forfeited. See “Long-Term Equity Compensation — 2006 Restricted Stock Grant” beginning on page 19 of this Proxy Statement for further information regarding this award.

(5)	Stock options and restricted stock were granted to Mr. Fitzgerald on January 12, 2004, his initial date of hire. Such options and shares vested on January 12, 2007, the third anniversary of his hire date.

(6)	This restricted stock was granted on February 16, 2006 and vests on the third anniversary of the date of grant.

Option Exercises and Stock Vested

The following chart provides information on option exercises and stock vested during 2006 by the Named Executive Officers:

Option Exercises and Stock Vested

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)(1)	(#)	($)

Michael McShane	—	—	—	—
Matthew D. Fitzgerald	—	—	—	—
David R. Black	15,000	681,426	—	—
John D. Deane	—	—	—	—
Philip A. Choyce	—	—	—	—

(1)	Value realized represents the excess of the fair market value of the shares at the time of exercise over the exercise price of the options.

Pension Benefits

The following chart provides information relating to benefits accruing to Mr. McShane under the SERP. You should read “Long-Term Deferred Compensation — Supplemental Executive Retirement Plan” on page 20 of this Proxy Statement for a discussion of the material features of this plan.

Pension Benefits

			Present Value of
		Number of	Accumulated
		Years Credited	Benefit of	Payments
		Service	December 31, 2006	During Last
		(#)	($)	Fiscal Year
Name	Plan Name	(1)	(2)	($)

Michael McShane	SERP	26.67	13,856,096	—

(1)	Mr. McShane began employment with the Company in June 2002. The additional years of service credited under the SERP were granted to Mr. McShane pursuant to the terms and conditions of his employment agreement as a material inducement for his initial hire in 2002 and to compensate him for retirement benefits he forfeited at his former employer.

(2)	Represents the accumulated value of Mr. McShane’s SERP benefit assuming he remains with the Company and retires at age 60. The benefit is based upon Mr. McShane’s highest average salary and annual incentive compensation earned by Mr. McShane during any three consecutive complete calendar years of employment (or, if less, his complete calendar years of employment) within the last ten complete calendar years of his employment (or, if less, his complete calendar years of employment). This amount, as of December 31, 2006, was $1,282,212.

Non-Qualified Deferred Compensation

The Company has established two non-qualified deferred compensation arrangements in which the Named Executive Officers participate: the EDC Plan and the NQDC plan. These plans are discussed in more detail on pages 20 and 21 of this Proxy Statement. The following table provides information relating to benefits accrued under these plans.

Non-Qualified Deferred Compensation

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals /	Balance at
	in 2006	in 2006	2006	Distributions	December 31,
	($)	($)	($)	($)	2006
Name	(1)	(2)	(3)	(4)	($)

Michael McShane	213,094	272,034	23,751	—	3,805,235
Matthew D. Fitzgerald	91,097	129,562	(19,671)	—	811,493
David R. Black	47,294	94,589	(62,294)	—	587,904
John D. Deane	71,861	96,877	(61,237)	—	795,093
Philip A. Choyce	84,468	105,077	(101,061)	—	1,267,918

(1)	Represents aggregate total of executive deferrals in the Company’s EDC Plan and NQDC Plan.

(2)	Represents Company contributions to the Company’s EDC Plan and NQDC Plan.

(3)	Represents the sum of the (i) increase or decrease in the aggregate value of the shares of common stock underlying each executive’s EDC Plan account and (ii) the increase or decrease in interest and dividends earned during the year in the executive’s NQDC Plan account.

(4)	There were no withdrawals by any of the Named Executive Officers from the EDC Plan or NQDC Plan during the year.

Potential Payouts on Termination or Change of Control

The Company has entered into employment agreements and change of control agreements with its Named Executive Officers. Under the terms of the employment agreements, certain of the Named Executive Officers would be entitled to certain benefits in the event such officer were terminated by the Company “without cause” or the executive terminated employment for “good reason”. No special benefits accrue to any of the Named Executive Officers in the event of voluntary termination by the executive. These contracts are more fully described beginning on page 22 of this Proxy Statement.

The following chart summarizes the additional benefits that would be received by the Named Executive Officers in the event they were terminated “without cause” or left employment for “good reason”, assuming such event occurred on December 31, 2006:

Payments following
Termination of Employment “Without Cause” or
For “Good Reason”

		Accelerated
	Estimated	Vesting of Stock	Accelerated
	Cash	and Options	Vesting of SERP	Total
	Payments ($)	Awards ($)	Benefit	Value
	(1)	(2)	(3)	($)

Michael McShane	6,850,790	11,824,286	8,613,629	27,288,705
Matthew D. Fitzgerald	1,905,057	9,241,814	—	11,146,871
David R. Black	—	—	—	—
John D. Deane	—	—	—	—
Philip A. Choyce	1,598,286	2,161,561	—	3,759,847

(1)	Represents cash payments under their applicable employment agreement.

(2)	Represents (i) the market value of unvested restricted stock that would vest and (ii) the “in the money” value of stock options that would vest based upon the closing price on December 29, 2006, the last trading day of the year. Includes any tax gross-up amounts paid in connection with vesting of restricted stock awards granted in 2004.

(3)	Represents the unvested value of Mr. McShane’s SERP benefit that would vest.

Under the terms of the Company’s employment agreements and change of control agreements, each of the Named Executive Officers would be entitled to various benefits in the event the officer’s employment was terminated in connection with a change of control of the Company, including various cash payments, vesting of restricted stock and stock options, vesting of supplemental executive retirement benefits and payment of certain excise taxes. These benefits are more fully described beginning on page 22 of this Proxy Statement.

The following chart summarizes the benefits that would be received by each Named Executive Officer if he was terminated in connection with a change of control of the Company, assuming such event occurred on December 31, 2006:

Payments following
Termination of Employment “Without Cause” or
For “Good Reason” in Connection
With a Change of Control(1)

		Accelerated
	Estimated	Vesting of Stock
	Cash	and Options	SERP	Total
	Payments ($)	Awards ($)	Vesting ($)	Value ($)
	(2)	(3)	(4)	(5)

Michael McShane	6,850,790	11,824,286	8,613,629	27,288,705
Matthew D. Fitzgerald	2,857,586	3,574,364	—	6,431,950
David R. Black	1,803,388	5,072,392	—	6,875,780
John D. Deane	1,714,594	3,113,481	—	4,828,075
Philip A. Choyce	1,598,286	2,161,561	—	3,759,847

(1)	In the event a change of control occurred but the Named Executive Officer’s employment was not terminated, such officer would only be entitled to the benefits summarized under the columns “Accelerated Vesting of Stock and Options Awards” and “SERP Vesting.”

(2)	Represents cash payments under their applicable employment or change of control agreement.

(3)	Represents (1) the market value of unvested restricted stock that would vest as a result of a change of control and (2) the “in the money” value of stock options that would vest based upon the closing price on December 29, 2006, the last trading day of the year. Includes any tax gross-up amounts paid in connection with vesting of awards granted in 2004.

(4)	Represents the unvested value of Mr. McShane’s SERP benefit that would vest as a result of a change of control.

(5)	In certain circumstances, termination payments to the Named Executive Officers and other benefits that are received in connection with a change of control can be subject to a 20% excise tax in addition to normal state and federal income taxes. Pursuant to the Company’s employment and change of control agreements, if such additional excise tax is due, the Company has agreed to pay such tax on a “grossed-up” basis for such executive. These amounts are not included in the table above. Assuming termination in connection with a change of control on December 31, 2006, the Company estimates that the amount of these payments of excise and related taxes paid on behalf of the Named Executive Officers would approximate the following:

Name	Excise Gross-Up

Michael McShane	$10,467,933
Matthew D. Fitzgerald	2,715,379
David R. Black	2,861,209
John D. Deane	—
Philip A. Choyce	—

OTHER INFORMATION

Independent Accountants

On July 26, 2005, Ernst & Young LLP (“E&Y”) informed the Audit Committee that it would decline to stand for re-election as the Company’s independent registered public accounting firm and would resign effective following completion of its review of the Company’s financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the three months ended June 30, 2005, which resignation was effective August 9, 2005.

The Audit Committee simultaneously approved the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal year 2005, effective August 9, 2005.

E&Y’s report on the Company’s financial statements as of and for the year ended December 31, 2004 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope or accounting principle.

During the year ended December 31, 2004 and during the subsequent interim period through August 9, 2005, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of E&Y would have caused such firm to make reference thereto in connection with its reports on the Company’s financial statements for such periods.

During the year ended December 31, 2004 and during the subsequent interim period through August 9, 2005, there were no reportable events as defined in Regulation S-K Item 304(a)(1)(v), except as previously reported, with respect to the Company’s evaluation of the effectiveness of its internal controls over financial reporting as of December 31, 2004. Management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004 based on the COSO criteria. E&Y and the Audit Committee discussed these matters and the Company has authorized E&Y to respond fully to inquiries by the Company’s successor accountants regarding these matters without limitation.

The Company provided E&Y with a copy of the above disclosures, also set forth in the Company’s Current Reports on Form 8-K dated July 26, 2005 and August 9, 2005, and requested that E&Y furnish the Company with a letter addressed to the SEC stating whether it agrees with such disclosures by the Company and, if not, stating the respects in which it does not agree. A copy of the letter from E&Y is filed as Exhibit 16.1 to each of such Current Reports on Form 8-K.

During the year ended December 31, 2004 and during the subsequent interim period through August 9, 2005, the Company did not consult Deloitte & Touche LLP with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, or any other matters or events listed in Item 304(a)(2) of SEC Regulation S-K.

A representative of Deloitte & Touche is expected to be present at the Annual Meeting, will be offered the opportunity to make a statement if the representative desires to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents aggregate fees billed or to be billed for professional services rendered for the Company by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (Deloitte & Touche), our principal auditor for the years ended December 31, 2006 and 2005.

	2006	2005
	(in thousands)

Audit Fees(1)	$3,094	$2,831
Audit Related Fees	2	—
Tax Fees(2)	241	222
All Other Fees(3)	—	105

Total Fees	$3,337	$3,158

(1)	Audit fees relate to the audit of the annual financial statements, Sarbanes-Oxley Section 404 internal control audit, statutory audits of foreign subsidiaries and assistance with required filings with Securities and Exchange Commission.

(2)	Tax fees relate primarily to transfer pricing analysis and tax return preparation.

(3)	All other fees in 2005 relate primarily to accounting services provided by Deloitte & Touche prior to their appointment as our auditors.

The Audit Committee has adopted policies and procedures for the pre-approval of audit and non-audit services by Deloitte & Touche. In general, all services must be pre-approved at duly convened meetings of the Audit Committee or by the Chairman of the Audit Committee. Any services approved by the Audit Committee Chairman are required to be discussed at the following regular meeting of the Audit Committee. All fees paid in 2005 and 2006 after Deloitte & Touche’s appointment as our auditors were approved in accordance with these procedures.

Section 16(a) Beneficial Ownership Reporting Compliance

All of our executive officers and directors are required to file initial reports of stock ownership and reports of changes in ownership with the Securities and Exchange Commission and the New York Stock Exchange pursuant to Section 16(a) of the Securities Exchange Act of 1934. We have reviewed these reports, including any amendments, and written representations from the current executive officers and directors of the Company. Based on this review, we believe that all filing requirements were met during 2006.

Proposals By Stockholders

Stockholder proposals for our Annual Meeting to be held in 2008 must be received by us on or before January 18, 2008, and must otherwise comply with the rules promulgated by the Securities and Exchange Commission to be considered for inclusion in our proxy statement for that year. If a stockholder desires to bring business before the meeting which is not the subject of a proposal meeting the SEC proxy rule requirements for inclusion in the proxy statement, the proposal must be received by us by January 18, 2008. Any stockholder proposal, whether or not to be included in our proxy materials, must be sent to our Corporate Secretary at 400 North Sam Houston Parkway East, Suite 900, Houston, Texas 77060.

Other Business

We know of no other business that will be brought before our Annual Meeting. If any other matters are properly presented, the persons named on the enclosed proxy card will vote the proxies as they deem advisable.

Additional Information Available

We have filed an Annual Report on Form 10-K for 2006 with the Securities and Exchange Commission. A complete copy of our Annual Report on Form 10-K is available on the SEC’s website at www.sec.gov. In addition, our Corporate Compliance and Business Ethics Manual, Corporate Governance Guidelines, and the charters for each of our Board Committees are available on the investor relations section of our website at www.grantprideco.com.

We will provide to any stockholder a copy of these documents without charge upon written request. Copies of any exhibits to our Annual Report on 10-K also are available upon written request subject to a charge for copying and mailing. If you wish to obtain a paper copy of these documents or have any other questions about us, please contact our Investor Relations Department in writing (400 North Sam Houston Parkway East, Suite 900, Houston, Texas 77060) or by telephone (281) 878-8000).

Grant Prideco LOGO
VOTE BY INTERNET — www.proxyvote.com.
Us the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS.
If you would like to reduce the costs incurred by Grant Prideco, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder information electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL.
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Grant Prideco, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
PROXY FOR
ANNUAL MEETING OF STOCKHOLDERS
May 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.
The undersigned stockholder of Grant Prideco, Inc. (“Grant”) hereby appoints Michael McShane and Philip A. Choyce, proxy, with full power of substitution, for the undersigned to vote the number of shares of common stock of Grant that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 17, 2007, at 11:300 a.m., Houston time, at the Crown Plaza Hotel North Greenspoint (formerly the Hotel Sofitel), St. Tropez Ballroom, 425 N. Sam Houston Pkwy. East, Houston, Texas 77060, and at any adjournment or postponement thereof, on the following matters that are more particularly described in the Proxy Statement dated April 1, 2007.
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. IF no direction is made, this proxy will be voted “for” all of the nominees for director listed on the other side hereof under Proposal 1.
Receipt of the Proxy Statement dated April 1, 2007, and the Annual Report on Form 10-K for the year ended December 31, 2006, is hereby acknowledged.
(Continued and to be signed on the other side)

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED
(1)	Election of the following Nominees as Directors, as set forth in the Proxy Statement:
     David J. Butters, Eliot M. Fried, Dennis R. Hendrix, Harold E. Layman, Michael McShane, Robert K. Moses, Jr., Joseph E. Reid and David A. Trice.

FOR All Nominees listed above	WITHHOLD
(except as marked to the contrary below)	All Nominees listed above

☐	☐

INSTRUCTION: To withhold authority to vote for any Nominee, write that Nominee’s name in the space provided below.

(2)	To consider and take action upon any other matter which may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

Please sign your name exactly as it appears hereon. Joint owners must each sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title as it appears thereon. If signer is a corporation, execute in full corporate name by authorized officer.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY USING THE ENCLOSED ENVELOPE.

Signature Date	Signature (Joint Owners) Date